SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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DEMANDTEC, INC.

(Name of Registrant as Specified In Its Charter)

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DEMANDTEC, INC.
1 Circle Star Way, Suite 200
San Carlos, CA 94070

June 26, 2009

Dear Stockholder:

I am pleased to invite you to attend DemandTec, Inc.’s 2009 Annual Meeting of Stockholders, to be held on Wednesday, August 5, 2009 at DemandTec’s Corporate Headquarters, 1 Circle Star Way, Suite 200, San Carlos, California, 94070. The meeting will begin promptly at 11:00 a.m., local time. If you wish to attend the meeting to vote in person and need directions, please contact DemandTec Investor Relations at (650) 226-4600 or investorrelations@demandtec.com.

Enclosed are the following:

•	our Notice of Annual Meeting of Stockholders and Proxy Statement for 2009;

•	our Annual Report on Form 10-K for fiscal year 2009; and

•	a proxy card with a return envelope to record your vote.

Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. We encourage you to read these materials carefully.

Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to ensure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

On behalf of the Board of Directors, thank you for your continued support and interest.

Sincerely,

Daniel R. Fishback
President and Chief Executive Officer

1 Circle Star Way, Suite 200
San Carlos, CA 94070

T 650.226.4600 F 650.556.1190
www.demandtec.com

YOUR VOTE IS EXTREMELY IMPORTANT

Please vote by telephone or Internet, or date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that your shares may be voted.

DEMANDTEC, INC.
1 Circle Star Way, Suite 200
San Carlos, CA 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 5, 2009

Dear Stockholder:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of DemandTec, Inc., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, August 5, 2009 at 11:00 a.m. local time at DemandTec’s Corporate Headquarters, 1 Circle Star Way, Suite 200, San Carlos, California, 94070 for the following purposes:

1. To elect two (2) members of the Board of Directors to serve until the 2012 annual meeting of stockholders of the Company or until such persons’ successors have been duly elected and qualified.

2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending February 28, 2010.

3. To transact any other business properly brought before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the 2009 Annual Meeting is June 15, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Michael J. McAdam
General Counsel and Corporate Secretary

San Carlos, California
June 26, 2009

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON AUGUST 5, 2009.

The Proxy Statement and Annual Report on Form 10-K are available at
https://materials.proxyvote.com/24802R

DEMANDTEC, INC.
1 Circle Star Way, Suite 200
San Carlos, CA 94070

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 5, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of DemandTec, Inc. (sometimes referred to as “we,” the “Company” or “DemandTec”) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by telephone or on the Internet.

The Company intends to mail to all stockholders of record entitled to vote at the Annual Meeting and to post on the Internet at https://materials.proxyvote.com/24802R our Annual Report on Form 10-K, this Proxy Statement and accompanying proxy card on or about June 26, 2009.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on June 15, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 28,298,889 shares of Company common stock (“Common Stock”) outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on June 15, 2009 your shares were registered directly in your name with DemandTec’s transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on June 15, 2009 your shares were held in an account at a broker, bank, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1: Election of two (2) members of the Board of Directors to serve as Class II directors until the Company’s 2012 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

•	Proposal No. 2: Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending February 28, 2010.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy “For” the election of any persons in addition to the two named nominees. For the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote on the Internet, please follow the instructions provided on your proxy card.

•	To vote by telephone, please follow the instructions provided on your proxy card.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other similar organization, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers, banks and other agents enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your broker, bank, or other agent. To vote in person at the Annual Meeting, you must provide a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of Common Stock you own as of June 15, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director and “For” ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

DemandTec will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, DemandTec’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

DemandTec may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to the Corporate Secretary of the Company at 1 Circle Star Way, Suite 200, San Carlos, CA 94070.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” and “Abstain” votes and broker non-votes. “Abstain” votes will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total.

If your shares are held by your broker, bank, or other similar organization as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not provide voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker, bank, or other organization is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum would have otherwise been obtained.

How many votes are needed to approve each proposal?

Proposal No. 1.  Directors are elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominees for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total. Stockholders may not cumulate votes in the election of directors.

Proposal No. 2.  Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2010 requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions will have the same effect as an “Against” vote. Broker non-votes will not be counted as having been voted on the proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all outstanding shares is represented by stockholders present at the meeting or by proxy. On the record date, there were 28,298,889 shares of Common Stock outstanding and entitled to vote. Thus 14,149,445 shares must be represented by stockholders present at the meeting or by proxy to have a quorum. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the fiscal quarter ending August 31, 2009.

How can stockholders submit a proposal for inclusion in our Proxy Statement for the 2010 Annual Meeting of Stockholders?

To be included in our Proxy Statement for the 2010 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Except as provided below, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than February 26, 2010, or one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s Annual Meeting.

How can stockholders submit proposals to be raised at the 2010 Annual Meeting of Stockholders that will not be included in our Proxy Statement for the 2010 Annual Meeting of Stockholders?

To be raised at the 2010 annual meeting of stockholders, stockholder proposals must comply with our amended and restated bylaws (the “Bylaws”). Under our Bylaws, a stockholder must give advance notice to our Corporate Secretary of any business, including nominations of directors for our Board, that the stockholder wishes to raise at the annual meeting of stockholders. Except as provided below, a stockholder’s notice shall be delivered to our Corporate Secretary at our principal executive offices not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. Since the 2009 Annual Meeting will be held on August 5, 2009, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no earlier than May 22, 2010 and no later than June 21, 2010, in order to be raised at our 2010 annual meeting of stockholders.

What if the date of the 2010 Annual Meeting of Stockholders changes by more than 30 days from the anniversary of this year’s Annual Meeting?

Under Rule 14a-8 of the Exchange Act, if the date of the 2010 annual meeting of stockholders changes by more than 30 days from the anniversary of this year’s Annual Meeting, to be included in our Proxy Statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made. Under our Bylaws, for stockholder proposals that will not be included in our Proxy Statement, notice of such proposal must be received no later than the close of business on the later of (i) the 90th day prior to the 2010 annual meeting of stockholders or (ii) the 10th day following the day on which public announcement of the meeting is first made.

Does a stockholder proposal require specific information?

With respect to a stockholder’s nomination of a candidate for our Board, the stockholder notice to our Corporate Secretary must contain certain information as set forth in our Bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the meeting, as well as certain other information as set forth in our Bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current Bylaws may be found on our website at www.demandtec.com in the Investor Relations section.

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s restated certificate of incorporation (the “Charter”) and Bylaws provide for a classified board of directors. There are three classes of directors, with each class of directors serving three-year terms that end in successive years. DemandTec currently has authorized seven directors. The class of directors standing for election at the Annual Meeting currently consists of two directors. Two directors will be elected at the Annual Meeting to serve until the 2012 annual meeting of stockholders of DemandTec or until their successors are duly elected and qualified. The directors being nominated for election to the Board of Directors (each, a “Nominee”), their ages as of June 1, 2009, their positions and offices held with DemandTec and certain biographical information are set forth below.

The proxy holders intend to vote all proxies received by them in the accompanying form FOR the Nominees listed below unless otherwise instructed. In the event that any Nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the current Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any Nominee is unable or will decline to serve as a director. The two Nominees receiving the highest number of affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of DemandTec. Abstentions and broker non-votes will not be counted toward an individual’s total. Proxies cannot be voted for more than two individuals.

Information Regarding the Nominees

Name	Age	Positions and Offices Held with the Company

Victor L. Lund	61	Director
Joshua W.R. Pickus	48	Director

Victor L. Lund has been a member of our board of directors since April 2005, and has been Chair of our board of directors since December 2006. From May 2002 to December 2004, Mr. Lund served as Chair of the board of directors of Mariner Health Care, Inc., a long-term health care services company. From June 1999 to June 2002, Mr. Lund served as Vice Chairman of Albertson’s, Inc., a food and drug retailer. From 1992 until its acquisition by Albertson’s in June 1999, Mr. Lund served as Chief Executive Officer of American Stores Company. Mr. Lund was also President of American Stores Company from 1992 to 1995 and Chair of the board of directors of American Stores Company from 1995 until June 1999. Prior to joining American Stores Company in 1977, Mr. Lund was a practicing certified public accountant. Mr. Lund also currently serves on the board of directors of Del Monte Foods Company, Service Corporation International and Teradata Corporation. Mr. Lund holds a B.A. in Accounting and an M.B.A. from the University of Utah.

Joshua W.R. Pickus has been a member of our board of directors since March 2007. Mr. Pickus has served as President and Chief Executive Officer of SupportSoft, Inc., a software company, since April 2006. Prior to that time, Mr. Pickus was Senior Vice President and General Manager of the Clarity Division at Computer Associates International, Inc., an IT management software company, from August 2005 until April 2006. From November 2002 until August 2005, Mr. Pickus served as President and Chief Executive Officer of Niku Corporation (acquired by Computer Associates), a software company, and as the Chair of the board of directors of Niku from February 2003 until August 2005. From February 2001 to November 2002, Mr. Pickus served as Chief Financial Officer of Niku, and, from November 1999 to January 2001, Mr. Pickus served as President of Vertical Markets for Niku. Prior to joining Niku, Mr. Pickus was a partner in the private equity group at Bowman Capital Management, a technology investment firm, and a partner at Venture Law Group, a Silicon Valley law firm. Mr. Pickus holds an A.B. in Public and International Affairs from Princeton University and a J.D. from the University of Chicago Law School.

The Board Of Directors Recommends A Vote “FOR” Each Named Nominee.

Information Regarding Other Directors Continuing in Office

Set forth below is information regarding each of the continuing directors of DemandTec, including his or her age as of June 1, 2009, the period during which he or she has served as a director, and certain information as to principal occupations and directorships held by him or her in corporations whose shares are publicly registered.

Continuing Directors — Term Ending in 2010

Ronald E.F. Codd, age 53, has been a member of our board of directors since March 2007. Mr. Codd has been an independent business consultant since April 2002. From January 1999 to April 2002, Mr. Codd served as President, Chief Executive Officer and a director of Momentum Business Applications, Inc., an enterprise software company. From September 1991 to December 1998, Mr. Codd served as Senior Vice President of Finance and Administration and Chief Financial Officer of PeopleSoft, Inc. Mr. Codd currently serves on the board of directors of Data Domain, Inc., a provider of enterprise protection storage systems and the boards of directors of two privately held companies. Mr. Codd holds a B.S. in Accounting from the University of California at Berkeley and an M.M. from the Kellogg Graduate School of Management at Northwestern University.

Daniel R. Fishback, age 48, has been a member of our board of directors and has served as our President and Chief Executive Officer since June 2001. From January 2000 to March 2001, Mr. Fishback served as Vice President of Channels for Ariba, Inc., a provider of solutions to help companies manage their corporate spending. Mr. Fishback’s experience also includes senior executive positions at Trading Dynamics, Inc. (prior to its acquisition by Ariba in January 2000) and Hyperion Solutions Corporation. Mr. Fishback holds a B.A. in Business Administration from the University of Minnesota.

Charles J. Robel, age 60, has been a member of our board of directors since September 2006. Mr. Robel has served as Chairman of the board of directors of McAfee, Inc. since October 2006. Mr. Robel has been a private investor since December 2005. From June 2000 to December 2005, Mr. Robel was a Managing Member and Chief of Operations for Hummer Winblad Venture Partners, a venture capital firm. From 1995 to 2000, Mr. Robel led the High Technology Transaction Services Group of PricewaterhouseCoopers LLP in Silicon Valley and, from 1985 to 1995, Mr. Robel served as the partner in charge of the Software Industry Group at PricewaterhouseCoopers. Mr. Robel also serves as Chairman of the board of directors of McAfee, Inc., and as a member of the boards of directors of Informatica Corp. and Autodesk, Inc. Mr. Robel holds a B.S. in Accounting from Arizona State University.

Continuing Directors — Term Ending in 2011

Ronald R. Baker, age 65, has been a member of our board of directors since December 2007. Mr. Baker has been an independent business consultant since January 2003. From January 1997 to December 2002, Mr. Baker served as Senior Vice President of Logistics for Nestlé USA. Prior to that time, from 1980 to January 1997, Mr. Baker held numerous other positions with Nestlé, including most recently as Chief Financial Officer of Nestlé UK from 1993 to 1997 and as Information Technology Director of Nestlé UK from 1991 to 1993. In addition, Mr. Baker has held various senior management positions in the electrical equipment manufacturing industry. Mr. Baker also serves on the board of trustees of Scottsdale Healthcare Foundation. Mr. Baker holds a B.S. in Economics from Marquette University.

Linda Fayne Levinson, age 67, has been a member of our board of directors since June 2005. She is also the Non-Executive Chair of Connexus Corporation (formerly Vendare Media Corporation), an online media and marketing company, where she served as both Chair and Interim Chief Executive Officer from February 2006 through July 2006. From 1997 to December 2004, Ms. Levinson was a partner at GRP Partners, a venture capital fund investing in start-up and early-stage retail and electronic commerce companies. From 1994 to 1997, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm. Ms. Levinson has also served as an executive with Creative Artists Agency Inc., as a partner in the merchant banking operations of Alfred Checchi Associates, Inc., as a Senior Vice President of American Express and as a Partner at McKinsey & Co. Ms. Levinson also serves as a member of the board of directors of Ingram Micro Inc., Jacobs Engineering Group, Inc., NCR Corporation and Western Union, Inc. Ms. Levinson holds an A.B. in Russian Studies from Barnard College, an M.A. in Russian Literature from Harvard University and an M.B.A. from the NYU Stern School of Business.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of seven members. Ms. Levinson and Messrs. Baker, Codd, Lund, Pickus and Robel qualify as independent directors in accordance with the published listing requirements of the Nasdaq Stock Market, or Nasdaq. The Nasdaq independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by the Nasdaq rules, the Board of Directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. The directors hold office until their successors have been duly elected and qualified or their earlier death, resignation or removal.

Information Regarding the Board of Directors and its Committees

Our independent directors meet in executive sessions at which only independent directors are present after regularly scheduled Board of Directors meetings. The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. The following table provides membership information for each of the Board committees during the fiscal year ended February 28, 2009:

Nominating/Corporate
Name	Audit		Compensation		Governance

Ronald R. Baker	X		X
Ronald E.F. Codd	X
Linda Fayne Levinson			X	*
Victor L. Lund			X		X	*
Joshua W.R. Pickus					X
Charles J. Robel	X	*

*	Denotes committee chairperson

Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding “independence” and that each such member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to DemandTec. Each committee of the Board of Directors has a written charter approved by the Board of Directors. Copies of each charter are posted on our website at www.demandtec.com in the Investor Relations section.

Audit Committee

The Audit Committee of our Board of Directors oversees our accounting practices, system of internal controls, audit processes and financial reporting processes. Among other things, our Audit Committee is responsible for reviewing our disclosure controls and procedures and the adequacy and effectiveness of our internal control over financial reporting. It also discusses the scope and results of the audit with our independent registered public accounting firm, reviews with our management and our independent registered public accounting firm our interim and year-end operating results and, as appropriate, initiates inquiries into aspects of our financial affairs. Our Audit Committee has oversight for our code of business conduct and is responsible for establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and matters related to our code of business conduct, and for the confidential, anonymous submission by our employees of concerns regarding these matters. In addition, our Audit Committee has sole and direct responsibility for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, including approving services and fee arrangements. Our Audit Committee also is responsible for reviewing and approving all related person transactions in accordance with our related person transactions approval policy.

The current members of the Audit Committee are Messrs. Baker, Codd and Robel, each of whom is independent for Audit Committee purposes under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing standards of Nasdaq. Mr. Robel chairs the Audit Committee. The Audit Committee met eight times during the fiscal year ended February 28, 2009.

The Board of Directors has determined that each of Messrs. Baker, Codd and Robel is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The designation does not impose on each of Messrs. Baker, Codd and Robel any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors.

Compensation Committee

The Compensation Committee of our Board of Directors has primary responsibility for discharging the responsibilities of our Board of Directors relating to executive compensation policies and programs. Specific responsibilities of our Compensation Committee include, among other things, evaluating the performance of our Chief Executive Officer and determining our Chief Executive Officer’s compensation. In consultation with our Chief Executive Officer, it also determines the compensation of our other executive officers. In addition, our Compensation Committee administers our equity compensation plans and has the authority to grant equity awards and approve modifications of those awards under our equity compensation plans, subject to the terms and conditions of the equity award policy adopted by our Board of Directors. Our Compensation Committee also reviews and approves various other compensation policies and matters.

The current members of our Compensation Committee are Ms. Levinson and Messrs. Lund and Baker. Ms. Levinson chairs the Compensation Committee. Each of Ms. Levinson and Messrs. Lund and Baker is an “independent director” under the applicable rules and regulations of Nasdaq, a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “outside director,” as that term is defined under Section 162(m) of the Internal Revenue Code of 1986. The Compensation Committee met seventeen times during the fiscal year ended February 28, 2009.

Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Compensation Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Compensation Committee’s deliberations about their compensation. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

The Compensation Committee has retained Frederic W. Cook & Co. as its independent compensation consultant. The consultant provides the committee with data about the compensation paid by a peer group of companies and other companies that may compete with us for executives, and develops recommendations for structuring our compensation programs. The consultant is engaged solely by the Compensation Committee and does not provide any services directly to the Company or its management.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Ms. Levinson and Messrs. Baker and Lund. None of these individuals was at any time during the fiscal year ended February 28, 2009, or at any other time, an officer or employee of the Company. None of our executive officers has ever served as a member of the Board of Directors or Compensation Committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or the Compensation Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee of our Board of Directors oversees the nomination of directors, including, among other things, identifying, evaluating and making recommendations regarding nominees to the Board of Directors, and evaluates the performance of the Board of Directors and individual directors. The Nominating/Corporate Governance Committee is also responsible for reviewing developments in corporate governance practices, evaluating the adequacy of our corporate governance practices and making recommendations to the Board of Directors concerning corporate governance matters.

The current members of our Nominating/Corporate Governance Committee are Messrs. Lund and Pickus, each of whom is independent under the listing standards of Nasdaq. Mr. Lund chairs the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee met two times during the fiscal year ended February 28, 2009.

The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest professional and personal ethics and values, broad experience at the policy-making level in business, government, education, technology or public interest, a commitment to enhancing stockholder value, and sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Nominating/Corporate Governance Committee also considers such other guidelines and various and relevant career experience, relevant skills, such as an understanding of the retail and consumer products industries, financial expertise, diversity and local and community ties. Candidates for director nominees are reviewed in the context of the current make-up of the Board of Directors. The Nominating/Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating/Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors.

The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board of Directors or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, pursuant to the Company’s Corporate Governance Guidelines, the stockholder recommendation should be delivered to the General Counsel of the Company at the principal executive offices of the Company, and must include:

•	To the extent reasonably available, information relating to such director candidate that would be required to be disclosed in a proxy statement pursuant to Regulation 14A under the Exchange Act, in which such individual is a nominee for election to the Board of Directors;

•	The director candidate’s written consent to (A) if selected, be named in the Company’s proxy statement and proxy and (B) if elected, serve on the Board of Directors; and

•	Any other information that such stockholder believes is relevant in considering the director candidate.

Meetings of the Board of Directors

The Board of Directors met eight times during the fiscal year ended February 28, 2009. During the fiscal year ended February 28, 2009, each director then in office attended 75% or more of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served, held during the period for which he or she was a director or committee member.

Code of Business Conduct

The Board of Directors has adopted a code of business conduct. The code of business conduct applies to all of our employees, officers and directors. The full text of our code of business conduct is posted on our website at www.demandtec.com under the Investor Relations section. We intend to disclose future amendments to certain provisions of our code of business conduct, or waivers of these provisions, at the same location on our website identified above and also in public filings.

Stockholder Communications With the Board of Directors

Stockholders may communicate with our Board of Directors, either generally or with a particular director, by writing to the following address:

     The Board of Directors
     c/o General Counsel
     DemandTec, Inc.
     1 Circle Star Way, Suite 200
     San Carlos, CA 94070

Each such communication should set forth (i) the name and address of such stockholder, as they appear on the Company’s books, and if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the class and number of shares of the Company’s stock that are owned of record by such record holder and beneficially by such beneficial owner.

The person receiving such stockholder communication shall, in consultation with appropriate members of the Board of Directors as necessary, generally screen out communications from stockholders to identify communications that are (i) solicitations for products and services, (ii) matters of a personal nature not relevant for stockholders, or (iii) matters that are of a type that render them improper or irrelevant to the functioning of the Board of Directors and the Company.

Attendance at Annual Meeting of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders. Directors are encouraged, but not required, to attend the annual meeting of stockholders. All of our directors attended our 2008 Annual Meeting of Stockholders in person.

Compensation of Directors

The following table sets forth the total compensation earned by each person who served as a director during the fiscal year ended February 28, 2009, other than a director who also served as a named executive officer.

	Fees Earned or	Option
Name	Paid in Cash(1)	Awards(2)	Total

Ronald R. Baker(3)	$35,000	$87,274	$122,274
Ronald E.F. Codd(4)	35,000	101,688	136,688
Linda Fayne Levinson(5)	25,000	57,707	82,707
Victor L. Lund(6)	25,000	108,456	133,456
Joshua W.R. Pickus(7)	25,000	101,688	126,688
Charles J. Robel(8)	45,000	80,730	125,730

(1)	During fiscal 2009, (i) each of our non-employee directors received a cash retainer of $6,250 per quarter, (ii) Messrs. Codd and Baker received an additional cash retainer of $2,500 per quarter in connection with their service as members of our Audit Committee, and (iii) Mr. Robel received an additional cash retainer of $5,000 per quarter in connection with his service as chair of the Audit Committee.

(2)	Amounts reflect the total compensation expense for fiscal 2009, calculated in accordance with SFAS No. 123R under the prospective transition method. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on April 24, 2009 for a discussion of all assumptions we made in determining the compensation expense and the grant date fair value of our equity awards.

(3)	On September 2, 2008, Mr. Baker was granted an option to purchase 15,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS No. 123R, was $71,793. As of

(footnotes on next page)

February 28, 2009, Mr. Baker held outstanding options to purchase an aggregate of 40,625 shares of our common stock.

(4)	On September 2, 2008, Mr. Codd was granted an option to purchase 15,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS No. 123R, was $71,793. As of February 28, 2009, Mr. Codd held outstanding options to purchase an aggregate of 105,000 shares of our common stock.

(5)	On September 2, 2008, Ms. Levinson was granted an option to purchase 15,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS No. 123R, was $71,793. As of February 28, 2009, Ms. Levinson held outstanding options to purchase an aggregate of 135,000 shares of our common stock.

(6)	On September 2, 2008, Mr. Lund was granted an option to purchase 30,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS No. 123R, was $143,586. As of February 28, 2009, Mr. Lund held outstanding options to purchase an aggregate of 157,500 shares of our common stock.

(7)	On September 2, 2008, Mr. Pickus was granted an option to purchase 15,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS No. 123R, was $71,793. As of February 28, 2009, Mr. Pickus held outstanding options to purchase an aggregate of 105,000 shares of our common stock.

(8)	On September 2, 2008, Mr. Robel was granted an option to purchase 15,000 shares of our common stock. The grant date fair value of such option, computed in accordance with SFAS No. 123R, was $71,793. As of February 28, 2009, Mr. Robel held outstanding options to purchase an aggregate of 105,000 shares of our common stock.

The following table describes option grants that we have made to our non-employee directors that were outstanding as of February 28, 2009.

						Aggregate
		Number of		Exercise		Number of Options
	Date of	Options		Price per	Grant Date	Outstanding
Name	Grant	Granted		Share	Fair Value(1)	on 2/28/09

Ronald R. Baker	1/2/2008	20,000	(2)	$18.98	$125,326	40,625
	1/2/2008	5,625	(3)	18.98	35,248
	9/2/2008	15,000	(4)	10.35	71,793
Ronald E.F. Codd	3/29/2007	82,500	(5)	6.70	204,765	105,000
	9/4/2007	7,500	(3)	9.50	24,821
	9/2/2008	15,000	(4)	10.35	71,793
Linda Fayne Levinson	6/17/2005	100,000	(5)	1.50	24,790	135,000
	8/5/2005	12,500	(5)	1.50	3,099
	9/4/2007	7,500	(3)	9.50	24,821
	9/2/2008	15,000	(4)	10.35	71,793
Victor L. Lund	4/15/2005	100,000	(5)	1.50	24,790	157,500
	8/5/2005	12,500	(5)	1.50	3,099
	9/4/2007	15,000	(3)	9.50	49,641
	9/2/2008	30,000	(4)	10.35	143,586
Joshua W.R. Pickus	3/29/2007	82,500	(5)	6.70	204,765	105,000
	9/4/2007	7,500	(3)	9.50	24,821
	9/2/2008	15,000	(4)	10.35	71,793
Charles J. Robel	9/19/2006	75,000	(5)	3.20	109,470	105,000
	12/20/2006	7,500	(5)	3.80	10,704
	9/4/2007	7,500	(3)	9.50	24,821
	9/2/2008	15,000	(4)	10.35	71,793

(footnotes on next page)

(1)	The amounts in this column represent the grant date fair value calculated in accordance with SFAS No. 123R. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on April 24, 2009, for a discussion of all assumptions we made in determining the grant date fair value of our equity awards.

(2)	This option has a seven-year term, subject to earlier termination if the director’s service terminates earlier. One quarter of the shares subject to this option vest on the first anniversary of the vesting commencement date, and the balance vests in equal monthly installments over the next 36 months of continuous service. If DemandTec is subject to a change in control and the director’s service terminates, then all of the shares subject to this option will vest immediately.

(3)	This option has a seven-year term, subject to earlier termination if the director’s service terminates earlier. This option vested in its entirety on the date of our 2008 annual meeting of our stockholders.

(4)	This option has a seven-year term, subject to earlier termination if the director’s service terminates earlier. This option will vest in its entirety on the date of our 2009 annual meeting of our stockholders. If DemandTec is subject to a change in control and the director’s service terminates, then all of the shares subject to this option will vest immediately.

(5)	This option has a ten-year term, subject to earlier termination if the director’s service terminates earlier. One quarter of the shares subject to this option vest on the first anniversary of the vesting commencement date, and the balance vests in equal monthly installments over the next 36 months of continuous service. If DemandTec is subject to a change in control and the director’s service terminates, then all of the shares subject to this option will vest immediately.

Our board of directors has adopted a compensation program for non-employee directors effective as of March 1, 2009, pursuant to which our non-employee directors receive the following compensation:

•	Each non-employee director receives an annual cash retainer of $25,000. In addition, (i) the chair of the Audit Committee of our Board of Directors receives an annual cash retainer of $20,000, and the other members of the Audit Committee receive an annual cash retainer of $10,000, (ii) the chair of the Compensation Committee receives an annual cash retainer of $10,000, and the other members of the Compensation Committee receive an annual cash retainer of $5,000, and (iii) the chair of the Nominating/Corporate Governance Committee receives an annual cash retainer of $5,000, and the other members of the Nominating/Corporate Governance Committee receive an annual cash retainer of $2,500. All retainers are paid quarterly. The amount of cash compensation paid to non-employee directors (including committee chairs and members) will be reviewed annually.

•	On the date of each annual meeting of our stockholders, each non-employee director (other than a non-employee director whose service with the Board of Directors commenced subsequent to the prior year’s annual meeting of stockholders) receives an equity grant. The type of grant and the number of shares will be determined by the Board of Directors in consultation with the Compensation Committee and an independent compensation expert. The number of shares granted to the non-executive chair of our Board of Directors will be larger than the number of shares granted to other non-employee directors. The grant was 15,000 options in 2008, with 15,000 additional options for the non-executive chair of the Board of Directors. The options vest and become exercisable on the date of the next annual meeting of stockholders but will vest and become exercisable in full if DemandTec is subject to a change in control. The options have a seven-year term but will expire 12 months after the director’s service terminates for any reason.

•	A new non-employee director will receive an option to purchase 30,000 shares of our common stock upon joining our Board of Directors. The exercise price will be equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant. The option will vest and become exercisable in installments over a four-year period, but will vest and become exercisable in full if DemandTec is subject to a change in control. The option will have a seven-year term but will expire 12 months after the director’s service terminates for any reason.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending February 28, 2010 and has further directed that management submit the appointment of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since DemandTec’s fiscal year 2001. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Independent Registered Public Accounting Firm’s Fees

The following table sets forth the aggregate fees we paid to Ernst & Young LLP, our independent registered public accounting firm, for professional services provided during our fiscal years ended February 29, 2008 and February 28, 2009.

	Fiscal 2009	Fiscal 2008
	(In thousands)

Audit fees(1)	$1,161	$2,210
Audit-related fees(2)	7	31
Tax fees(3)	248	239
All other fees	2	2

Total fees	$1,418	$2,482

(1)	Audit fees consist of fees incurred for professional services rendered for the audit of our annual consolidated financial statements and review of the quarterly consolidated financial statements that are normally provided by Ernst & Young LLP in connection with regulatory filings or engagements. The amount for fiscal 2008 includes fees for services rendered related to our initial public offering and related to the audit of the financial statements of TradePoint Solutions, Inc., which we acquired in November 2006.

(2)	Audit-related fees relate to assurance and related services that are reasonably related to the audit or review of our financial statements.

(3)	Tax fees consist of fees for tax planning and tax compliance services.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee’s approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. All audit, audit-related and tax services were pre-approved by the Audit Committee. The Audit Committee has determined that, subject to reasonable limits, the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board Of Directors Recommends A Vote “For” The Ratification Of The Appointment of
Ernst & Young LLP As DemandTec’s Independent Registered Public Accounting Firm For
Its Fiscal Year Ending February 28, 2010.

Audit Committee Report

The Audit Committee of the Board of Directors currently consists of the three non-employee directors named below. The Board of Directors annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Messrs. Baker, Codd and Robel are each an audit committee financial expert as described in applicable rules and regulations of the SEC.

The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in the Audit Committee Charter, which the Board of Directors has adopted and which the Audit Committee reviews on an annual basis.

The Company’s management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with our management the audited consolidated financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended February 28, 2009 (“10-K”).

The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited consolidated financial statements in the 10-K and the audit results. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP their independence from the Company. Upon completing these activities, the Audit Committee concluded that Ernst & Young LLP is independent from the Company and its management.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in the Company’s 10-K and filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Charles J. Robel
Ronald R. Baker
Ronald E.F. Codd

EXECUTIVE OFFICERS

The names of the executive officers of DemandTec who are not also directors of DemandTec and certain information about each of them as of June 1, 2009 are set forth below:

Mark A. Culhane, age 49, has served as our Executive Vice President and Chief Financial Officer since October 2001. From September 1998 to August 2001, Mr. Culhane served as Chief Financial Officer of iManage, Inc., a provider of e-business content and collaboration software. From July 1992 to December 1997, Mr. Culhane served as Chief Financial Officer for SciClone Pharmaceuticals, Inc., an international biopharmaceutical company. From July 1982 to July 1992, Mr. Culhane served as an accountant and senior manager at PricewaterhouseCoopers LLP, where he managed numerous client accounts across a variety of high technology industries. Mr. Culhane holds a B.A. in Business Administration from the University of South Dakota.

William R. Phelps, age 47, has served as our Executive Vice President and Chief Operating Officer since March 2009, and served as the Company’s Executive Vice President and Chief Customer Officer from January 2008 until March 2009, and its Senior Vice President of Professional Services from June 2007 until January 2008. From September 2003 to June 2007, Mr. Phelps served as Vice President, Professional Services of Ketera Technologies, Inc., a provider of on-demand spend management solutions. From November 2002 to May 2003, Mr. Phelps served as Senior Vice President of Professional Services of Selectica, Inc., a provider of configuration and contract management solutions. From February 2002 to August 2002, Mr. Phelps served as Senior Vice President of Professional Services for Silicon Energy Corp., a provider of energy technology software. Mr. Phelps also served as Vice President, Professional Services of Kana Software, Inc., and held various positions with Booz Allen Hamilton Inc. and in the consulting group at Arthur Andersen. Mr. Phelps holds a B.S. in Industrial Engineering from Stanford University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding beneficial ownership of our Common Stock as of June 1, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

•	our named executive officers;

•	each of our directors; and

•	all current executive officers and directors as a group.

Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed, except for shares owned jointly with that person’s spouse. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options currently exercisable or exercisable within 60 days of June 1, 2009 are deemed outstanding and beneficially owned by the person holding such options for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage beneficially owned is based on 28,286,730 shares of common stock outstanding on June 1, 2009 plus shares of common stock otherwise deemed outstanding under applicable SEC rules.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o DemandTec, Inc., 1 Circle Star Way, Suite 200, San Carlos, California, 94070.

	Beneficial Ownership
Name and Address of Beneficial Owner	Number	Percent

5% Stockholders
Entities affiliated with Crosspoint Venture Partners(1)	7,022,568	24.8%
2925 Woodside Road Woodside, CA 94062
Cargill, Incorporated	3,212,777	11.4
15407 McGinty Road West
Wayzata, MN 55391
BlackRock, Inc.(2)	2,906,942	10.3
40 East 52nd Street
New York, NY 10022
Directors and Named Executive Officers
Daniel R. Fishback(3)	2,109,686	7.0
Mark A. Culhane(4)	793,092	2.8
William R. Phelps(5)	202,957	*
John C. Crouch(6)	—	*
Ronald R. Baker(7)	13,541	*
Ronald E.F. Codd(8)	55,625	*
Linda Fayne Levinson(9)	120,000	*
Victor L. Lund(10)	127,500	*
Joshua W.R. Pickus(11)	55,625	*
Charles J. Robel(12)	65,937	*
All current directors and executive officers as a group (9 persons)(13)	3,543,963	11.4

(footnotes on next page)

*	Less than 1% of the outstanding shares of common stock.

(1)	Represents 6,298,315 shares held by Crosspoint Venture Partners 2000 (Q), L.P. and 724,253 shares held by Crosspoint Venture Partners 2000, L.P. Crosspoint Associates 2000, LLC is the general partner of each of the foregoing Crosspoint entities. James A. Dorrian, one of the Managing Members of Crosspoint Associates 2000, LLC, has voting and investment authority with respect to the foregoing shares.

(2)	As reported in its Schedule 13G/A filed with the SEC on February 10, 2009, BlackRock, Inc., on behalf of its investment advisory subsidiaries and certain affiliates, is the beneficial owner of an aggregate of 2,906,942 shares of DemandTec common stock, with shared voting power and shared dispositive power with respect to 2,906,942 shares.

(3)	Represents 45,018 shares held by the Annie Fishback Separate Share Irrevocable Trust, 45,018 shares held by the Megan Fishback Separate Share Irrevocable Trust, 316,089 shares held by Daniel R. Fishback Trustee and Lady Bess Fishback Trustee U/A Dated March 5, 2001, 52,000 shares of common stock issuable upon the vesting and settlement of restricted stock units within 60 days of June 1, 2009, and 1,651,561 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009, of which 28,646 shares, if these options are exercised in full, would be subject to vesting and a lapsing right of repurchase in our favor upon Mr. Fishback’s cessation of service on the date 60 days from June 1, 2009.

(4)	Represents 232,300 shares held by the Culhane Family Revocable Trust dtd 12/16/99, 9,000 shares held by the Maxwell A.R. Culhane 1999 Irrevocable Trust, 9,000 shares held by the Michael D. Culhane 1999 Irrevocable Trust, 9,000 shares held by the Monica G. Culhane 1999 Irrevocable Trust, 15,200 shares held by USB Piper Jaffray as custodian FBO Mark Culhane IRA, 14,218 shares of common stock issuable upon vesting and settlement of restricted stock units within 60 days of June 1, 2009, and 504,374 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009, of which 10,417 shares, if these options are exercised in full, would be subject to vesting and a lapsing right of repurchase in our favor upon Mr. Culhane’s cessation of service on the date 60 days from June 1, 2009.

(5)	Represents 22,750 shares of common stock issuable upon vesting and settlement of restricted stock units within 60 days of June 1, 2009 and 180,207 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009.

(6)	Mr. Crouch’s employment with us ended effective April 30, 2008.

(7)	Represents 13,541 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009.

(8)	Represents 55,625 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009.

(9)	Represents 120,000 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009.

(10)	Represents 127,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009.

(11)	Represents 55,625 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009.

(12)	Represents 65,937 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009.

(13)	Includes 88,968 shares of common stock issuable upon vesting and settlement of restricted stock units within 60 days of June 1, 2009 and 2,774,370 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 1, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which require them to file reports with respect to their ownership of our common stock and their transactions in our common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their fiscal year 2009 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for fiscal year 2009, we believe that all reporting requirements under Section 16(a) were met in a timely manner by the persons who were executive officers, members of the Board of Directors or greater than 10% stockholders during such fiscal year.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors is comprised of three non-employee members of the Board of Directors. The Compensation Committee’s basic responsibility is to review the performance of DemandTec’s management in achieving corporate goals and objectives and to ensure that DemandTec management is compensated effectively, in a manner consistent with DemandTec’s strategy and competitive practices. Toward that end, the Compensation Committee oversees, reviews and administers all of DemandTec’s compensation, equity and employee benefit plans and programs applicable to executive officers.

Introduction

We operate in the intensely competitive technology industry, addressing the needs of retailers and consumer products companies operating on a global scale. Our business, like the businesses of our customers, is characterized by evolving technology, rapidly changing industry trends and customer needs, and aggressive competitors. In this environment, our success depends on assembling and maintaining a leadership team with the integrity, skills and dedication needed to manage a dynamic organization and the vision to anticipate and respond to future market developments. We use our executive compensation program to help us achieve this objective. Our program has been designed to enable us to recruit and retain a group of executives who have the collective and individual abilities necessary to run our business to meet these challenges, and to focus those executives on achieving financial results that enhance the value of our stockholders’ investment. At the same time, we have structured the program to be flexible, so that we can meet the changing needs of our business over time.

Our officers discussed in this “Compensation Discussion and Analysis” section are Messrs. Fishback, Culhane, and Phelps, as well as John C. Crouch, our former Senior Vice President of Worldwide Sales, who together are referred to below as the named executive officers. Mr. Crouch’s employment with DemandTec ended effective April 30, 2008.

Compensation Philosophy

Our goal is to attract, motivate and retain key leadership. We believe that, to be successful, we need to be competitive not only in our software offerings, but also in the quality of our executives. This, in turn, requires that we pay our executives competitively. We have set our total executive compensation at levels that, we believe, have enabled us to hire and retain individuals in a competitive environment and to reward both individual performance and contribution to our overall business goals. The hallmark of our compensation philosophy is performance-based compensation. The Compensation Committee has engaged an independent compensation consultant, Frederic W. Cook & Co., to assist it in establishing a comprehensive set of programs and guidelines for our executive compensation.

Our executive compensation program is guided by the following four principles:

1. We strive to pay at competitive market levels.  When setting targeted total compensation for our executive officers, we seek to ensure that both the cash (base salary and annual target bonus) and equity components of their packages are competitive with the market in which we compete for talent. This supports our objective of attracting and retaining high-quality executives and ensures that the overall economic cost of compensation is reasonable and, therefore, sustainable in relation to our peers. We have set the base salary and annual bonus components of pay at competitive levels, using survey and proxy statement data and market data acquired during recruiting. We also have considered relative cash compensation levels within the executive team.

2. We skew our compensation toward long-term incentives in order to align the interests of our executives with those of our stockholders.  We use our base salary to ensure that our executives have a stable source of income, and use our annual bonus plan and long-term equity incentives to focus our executive team on those financial goals that we believe are most closely related to stockholder value. Prior to fiscal 2008, the biggest portion of our annual executive compensation consisted of stock options, which we considered an appropriate way to encourage executives to build our value as a private company. Starting with fiscal 2008, we introduced a program of granting stock units, including a combination of performance-based stock units and time-based restricted stock units, to our named executive officers and other key employees, as described below.

3. We reward superior performance.  Although we provide our executive officers with a competitive base salary, we also pay an annual bonus based on the achievement of specific financial and operational goals. Starting in fiscal 2008, we made the bonus opportunity a larger part of on-target cash compensation for our executive officers. Our named executive officers also have the opportunity to earn bonus payments in excess or target amounts in order to reward superior performance. In addition, we have granted our named executive officers performance share units that will vest only if certain financial targets are achieved and an additional service requirement is satisfied.

4. We want to retain our best executives.  To encourage high-performing executives to stay with us, key program elements are structured to enable them to share in our long-term growth and success. However, our executives must stay with us to vest in their long-term incentive awards. The size of their awards is structured so that they build net worth as we build stockholder value.

We believe that, by implementing these measures, we are able to reinforce our goal of maintaining a results-oriented culture that provides above-target rewards only when performance is also above-target. Thus, we believe that the interests of our executives are directly aligned with those of our stockholders, as the financial success of both is contingent upon performance.

The Compensation Committee evaluates these four principles regularly to ensure that they are consistent with our goals and needs. We believe that the executive compensation program is an important tool for our chief executive officer in managing DemandTec. Accordingly, in the course of structuring the executive compensation program, the committee works closely with Mr. Fishback and our Board of Directors to ensure that all constituencies agree upon how compensation programs need to be integrated with our other business goals. The committee, with the assistance of Mr. Fishback and the independent compensation consultant who has been retained by the committee, works to structure an appropriate program. The committee reviews peer group data and takes into account advice from its compensation consultant regarding compensations levels for all executive officers, and takes into account recommendations from Mr. Fishback regarding compensation levels for executive officers other than Mr. Fishback. For Mr. Fishback’s own compensation, the committee works directly with the consultant and our Board of Directors to establish the appropriate level of pay, based on a performance evaluation by the committee that has been discussed with the full Board of Directors. Neither Mr. Fishback nor other members of management make any recommendation on Mr. Fishback’s compensation. The committee, after discussions with Mr. Fishback, evaluates the performance of our executive officers and establishes the performance metrics upon which our executive officers (other than Mr. Fishback) are compensated.

Overall Compensation Levels

Each year, we review the base salaries and annual and long-term incentive opportunities (including equity-based incentive opportunities) offered to our executive officers to ensure that each component of executive compensation is competitive with market practices, supports our executive recruitment and retention objectives, and is internally equitable among executives. In general, we set overall target compensation for each executive at or near market median levels. Actual compensation levels earned will depend largely on actual operating performance and stockholder returns.

As part of this process, the Compensation Committee considers market data and input provided by its compensation consultant. The market data is derived from analysis of both peer companies’ publicly filed proxy statements and technology industry compensation surveys. We use the data to match our specific executive positions to similar positions at comparable companies, which are discussed below. We also take into consideration market trends to determine how base salary and annual cash incentives are changing from year to year and how each component relates to the others as a percentage of total compensation. We generally start by setting base salaries at the relevant market median and build on that, factoring in performance and the experience and skills of each executive officer. In other words, we use the market data only to provide context, and the cash compensation decisions also take into account individual experience and internal fairness. Accordingly, base salaries vary among the executive officers. We set annual cash incentive target awards as a percentage of base salary. Through this process, we believe that we have balanced the cash compensation package for our executive officers for both internal and external fairness.

Peer Group and Benchmarking

For fiscal 2009, we benchmarked the various elements of our executive compensation program in order to gauge where we stood versus the market and our competitors. We used several methods to benchmark our executive compensation practices against other companies. First, we used publicly available proxy data, along with data from the Radford Technology Survey, to match the roles of our executive officers to roles in the proxy data and survey. The Radford Technology Survey reports on public and private technology companies, and we focused on those with sales between $50 million and $200 million. There were 140 companies in this range, and we selected this range because DemandTec’s annual revenues fell within this band and we believed it to be the most relevant range for DemandTec’s comparison purposes. We then compared the actual base salary and annual cash incentives for our executive officers to those disclosed in the proxy data and the survey. In addition, we conducted a total compensation analysis, which was reviewed for accuracy and appropriateness by the Compensation Committee’s consultant. The consultant also conducted an analysis of the executive officers’ existing vested and unvested equity awards to assist us with establishing a budget for overall long-term incentive awards and assisted the Compensation Committee with setting compensation for the executive officers. To gain additional perspective, we evaluated the base salary, annual incentive awards and long-term incentives provided to the named executive officers of the companies in our peer group. We extracted these data from publicly available sources.

We selected our public peer companies for competitive pay comparisons because they are major labor and/or capital market competitors, are roughly similar to us in revenue and potential market capitalization, and have similar growth or market performance potential. All of our peers are in Global Industry Classification System Code 451030 (software). Many institutional investors use this classification system to find peers for assessing the reasonableness of a company’s compensation program. For fiscal 2009, our peer group, selected by the committee with the assistance of Frederic W. Cook & Co., consisted of the following companies:

• Actuate	• Intervoice
• Applix	• NetScout Systems
• Bottomline Technologies	• OPNET Technologies
• Callidus Software	• Radiant Systems
• EPIQ Systems	• Renaissance Learning
• ESpeed	• Secure Computing
• FalconStor Software	• SourceForge
• Interactive Intelligence	• SumTotal Systems

This peer group is the same as our peer group for fiscal 2008, with the exceptions that Agile Software and MapInfo, which had been included in the fiscal 2008 peer group, were excluded for fiscal 2009, as they had each been acquired.

We annually review, in consultation with Frederic W. Cook & Co., the companies comprising our primary peer group in order to evaluate whether the list of included companies should be updated based on the factors described above.

Elements of Executive Compensation

We used the following principal elements in our executive compensation program in fiscal 2009:

•	cash compensation, consisting of base salary and annual cash bonus; and

•	equity awards, including performance stock units, or PSUs, time-based restricted stock units, or RSUs, and stock options.

Base Salary.  The base salaries paid to the named executive officers during fiscal 2009 are reported in the “Fiscal 2009 Summary Compensation Table” below. We have determined that no changes in the base salary amounts of our named executive officers are required for fiscal 2010. Therefore, their fiscal 2010 base salaries are as follows:

Daniel Fishback	$450,000
Mark Culhane	$350,000
William Phelps	$300,000

Annual Cash Bonus.  We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. For fiscal 2009, we established a series of company performance objectives for our executive officers under our Management Cash Incentive Plan (which we adopted in June 2007) based on bookings (50% weighting) and non-GAAP operating margin (50% weighting) to be evaluated in determining the bonus amounts. We eliminated non-GAAP free cash flow, which we had previously used as a performance objective for variable cash compensation, for fiscal 2009, both because we used non-GAAP free cash flow as a metric for the performance-based stock units described below and because successful performance with respect to the bookings and non-GAAP operating margin goals would directly contribute to non-GAAP free cash flow performance. We selected these metrics and their weightings because we believe they are directly aligned with the interests of our stockholders and because they reflect the factors considered in the day-to-day management of our business. The bonus formula for each of the named executive officers provided for 50% of the target payment upon 70% achievement of the respective company performance goals, increasing to 100% payment upon 100% achievement. The bonus formula for Messrs. Fishback, Culhane and Phelps also provided for payment increasing to 150% of the target payment associated with each performance objective upon 110% achievement of goals for such objective, and (solely with respect to the bookings performance goal) for an additional 6% of the target payment for each additional 1% achievement of such goal beyond 110% (provided that in no event would the actual total bonus exceed 150% of the total target bonus). The bonus formula for Mr. Crouch also provided for payment increasing to 150% of the target payment associated with each performance objective upon 110% achievement of goals for such objective, and (solely with respect to the bookings performance goal) for an additional 8% of the target payment for each additional 1% achievement of such goal beyond 110%. Mr. Crouch’s potential bonus associated with overachievement of the bookings performance goal increased at a higher rate than that for the other named executive officers, and was uncapped, in order to ensure the proper incentives in his role as Senior Vice President of Worldwide Sales. Mr. Crouch’s employment with DemandTec ended effective April 30, 2008.

We define “bookings” to mean the aggregate annual contract value of contracts signed during the applicable period. Annual contract value includes the annual value of a contract related to software, services and other related fees. We define “non-GAAP operating margin” as our operating margin less certain noncash charges that our Compensation Committee does not deem to be an indicator of management’s contribution to our performance. Examples of these types of noncash charges include stock-based compensation expense and amortization of certain acquired intangible assets. The Compensation Committee retains full discretionary authority to pay discretionary bonuses in addition to the amounts produced by the formula or to reduce the bonus amounts produced by the formula.

Because we believe that our annual cash incentive compensation should motivate our executives to achieve company performance that benefits our stockholders, we generally set performance goals at a level that would require a high level of execution and achievement by our executives. These performance goals are designed to require improvement upon past levels of performance, and as such we consider them significantly challenging to achieve. However, because of the uncertainties associated with being a relatively small and growing technology company, we could not, and did not undertake to, make a specific determination as to the probability of meeting or exceeding these goals at the time they were set, but did elect to compensate executives at an increasing rate for above-target performance.

The target and maximum fiscal 2009 bonuses for the named executive officers are reported in the “Fiscal 2009 Grants of Plan-Based Awards” table below, in the columns under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” The actual cash bonuses earned by the named executive officers for fiscal 2009, based on our achievement with respect to the established performance goals (resulting in a 100% payout of target bonuses), are reported in the “Fiscal 2009 Summary Compensation Table” below, in the column entitled “Non-Equity Incentive Plan Compensation.”

On the basis of the peer group data described above and the recommendation of the Compensation Committee’s consultant, as well as the fact that we increased the variable cash compensation targets for our named executive officers on both an absolute and a relative basis in fiscal 2009, we decided to keep performance-based cash compensation targets flat for fiscal 2010. Accordingly, the annual target bonuses for fiscal 2010 are as follows:

Daniel Fishback	$450,000
Mark Culhane	$235,000
William Phelps	$200,000

The actual bonuses for fiscal 2010 can range from 0% to 150% of the target amounts. The payout percentage depends on the degree to which we attain or exceed corporate performance objectives. For fiscal 2010, we have determined that management’s performance-based cash incentives should be reviewed with reference to our bookings (50% weighting) and our non-GAAP operating margin (50% weighting). This bonus range and these performance measures are the same ones we used for fiscal 2009. We intend to set performance goals having a relatively constant level of difficulty from year to year and established the performance objectives in the past five fiscal years with that goal in mind. During those five years, we have achieved between 89% and 111% of the performance objectives set by the Compensation Committee.

Long-Term Equity Incentives.  We provide a substantial portion of our executives’ total compensation in the form of equity compensation. Our equity compensation varies directly with each executive’s role and degree of responsibility. Prior to fiscal 2008, we used only one vehicle, stock options, to provide long-term equity compensation to our executive officers. Since fiscal 2008, we have used a combination of performance stock units (“PSUs”) and time-based restricted stock units (“RSUs”) as the primary forms of long-term incentives for our current executive officers. We selected PSUs as one of the forms of long-term incentives because we believe that they offer the best opportunity to align the interests of our executive officers with the interests of our stockholders. While PSUs can be effective wealth creation vehicles, they have two triggers for payout: first, we have to deliver on predetermined performance metrics before the shares are earned; and second, the executive has to remain employed beyond the performance period before the shares vest. We selected RSUs as an additional component of our long-term incentives for executives because (i) we believe we generally are able to grant our executives fewer RSUs than PSUs while providing a similar retention effect, (ii) RSUs provide an additional long-term equity incentive for executives in case some or all of the performance metrics for outstanding PSUs are not met, and (iii) we believe that the time-based nature of RSUs provides an appropriately balanced counterpoint to the performance-based focus of PSUs. Accordingly, we believe the combined use of both PSUs and RSUs drives both performance and retention. Because several of our named executive officers and other members of our senior management team have significant tenure with us and already are vested in a substantial portion of their prior stock option awards, it is important that our long-term program focus on retention. At the same time, we wanted to make grants that were closely tied to those performance metrics that we believe drive value. We believe that the use of PSUs and RSUs meets both of those needs. However, in certain instances we have granted, and we expect that we may continue to grant, stock options to current and new members of our senior management team (including the named executive officers) as the Compensation Committee deems necessary, including for the purpose of making competitive employment offers or in connection with promotions.

Stock Options.  During fiscal 2009, we made a stock option grant to Mr. Phelps under our 2007 Equity Incentive Plan. This grant is described in the “Fiscal 2009 Grants of Plan-Based Awards” table below. The grant to Mr. Phelps was in connection with his promotion to Executive Vice President and Chief Customer Officer in January 2008. The option vests through continuous service over four years, with 12.5% of the underlying shares vesting after six months of continuous service and the remainder vesting in equal monthly installments over the next 42 months. The vesting feature is intended to ensure that the named executive officer will realize meaningful value from his option only if he remains employed with us for an extended period of time and the market price of our common stock appreciates over that time. The exercise price per share of our stock options is set equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant.

Stock Units.  Our 2007 Equity Incentive Plan provides for the grant of stock units (both PSUs and RSUs). Stock units are contractual rights that entitle the recipient to receive one share of our common stock per unit once the stock units have vested. In general, stock units may vest on the basis of length of service, the attainment of performance-based milestones, or a combination of both, as determined by the Compensation Committee. The 2007 Equity Incentive Plan provides that the Compensation Committee may establish performance milestones based on one or more of the criteria described in the plan.

Time-Based Restricted Stock Units.

In March 2008, our Compensation Committee made grants of RSUs to each of our named executive officers and other key employees under our 2007 Equity Incentive Plan. RSUs are stock units that vest solely on the basis of length of service. Subject to each officer’s continued service, the March 2008 RSUs will vest in their entirety in April 2010.

If the RSUs vest, they will be converted into shares of our common stock and issued to the officer who received the award. If an officer’s employment terminates due to resignation or involuntary termination, his or her RSUs will be forfeited. In the event that DemandTec is subject to a change in control, all RSUs will vest when the change in control occurs, unless the acquiring company assumes the RSUs or replaces them with equivalent awards that vest solely on the basis of a service requirement. In addition, certain named executive officers are parties to agreements with us that provide for accelerated vesting of their options in the event of a change in control. See “Employment Agreements and Offer Letters” below.

Performance Stock Units.

PSUs are stock units that vest both on the basis of performance and then on the basis of length of service. In August 2007, upon the completion of our initial public offering, the Compensation Committee granted PSUs to each of our named executive officers, other than Mr. Fishback (the “August 2007 PSUs”). The August 2007 PSUs were divided into two tranches, the first tranche (30% of each grant) relating to fiscal year 2008 performance goals, and the second tranche (70% of each grant) relating to fiscal year 2009 performance goals. In March 2008, our Compensation Committee granted a PSU to Mr. Fishback under our 2007 Equity Incentive Plan (the “March 2008 PSU”). The March 2008 PSU grant to Mr. Fishback related solely to fiscal year 2009 performance goals, matched the fiscal year 2009 performance metrics and payout formula of the August 2007 PSUs, and was designed to precisely align Mr. Fishback’s fiscal year 2009 incentives with regard to the performance metrics thereunder with those of the other named executive officers.

•	The performance objectives for the first tranche of the August 2007 PSUs were attained in full; for the officers who remained employed by us, fifty percent of the first tranche vested in July 2008, and the other fifty percent vested in January 2009.

•	The performance objectives for the March 2008 PSU, as well as for the second tranche of the August 2007 PSUs, were partially attained, resulting in the future payout of 65% of the shares underlying those units, subject to the completion of subsequent service requirements after the end of fiscal 2009. Accordingly, 32.5% of the March 2008 PSU and of the second tranche of the August 2007 PSUs will vest in July 2009, and 32.5% will vest in January 2010, subject to each officer’s continued service.

The performance-based vesting metrics of the PSU grants are based on revenue, as determined under GAAP, and non-GAAP free cash flow. We define “non-GAAP free cash flow” to mean cash flow from operations less cash invested in capital expenditures. Each metric is weighted equally, as we believe that they are equally key drivers of stockholder value. For fiscal 2008 and fiscal 2009, our achievement against these performance metrics, as set by our Compensation Committee, resulted in 100% and 65% payout, respectively, of the shares underlying the PSUs. The Compensation Committee may make appropriate adjustments in the performance goals to account for one-time extraordinary occurrences, although the committee intends to take a rigorous approach to any such changes in the metrics.

If the PSUs vest, they will be converted into shares of our common stock and issued to the officer who received the award. In the event of an officer’s death or total disability, the service-based vesting requirement will be waived, and the PSUs will be paid out after the end of the applicable performance period to the extent that the performance objectives have been satisfied. If an officer’s employment terminates due to resignation or involuntary termination, his or her PSUs will be forfeited. In the event that DemandTec is subject to a change in control, all PSUs for which performance objectives have been met will vest immediately, regardless of whether the service-based vesting requirement has been met. All other PSUs will also vest when the change in control occurs, unless the acquiring company assumes the PSUs or replaces them with equivalent awards that vest solely on the basis of a service requirement. In addition, certain named executive officers are parties to agreements with us that provide for accelerated vesting of their options in the event of a change in control. See “Employment Agreements and Offer Letters” below.

Equity Award Policy

We have adopted an equity award policy effective upon our initial public offering in August 2007, pursuant to which equity grants may be made only by our Compensation Committee. The Compensation Committee generally grants equity awards on the first Tuesday of every month. The exercise price of stock options is set equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant.

Financial Restatement

Our Compensation Committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to officers or others where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

Tax Treatment

Section 162(m) of the Internal Revenue Code places a limit of $1.0 million per person on the amount of compensation that we may deduct in any one year with respect to each of our Chief Executive Officer and three other most highly compensated named executive officers employed at the end of the year (other than our Chief Financial Officer). There is an exemption from the $1.0 million limitation for performance-based compensation that meets certain requirements. All grants of options or stock appreciation rights under our 2007 Equity Incentive Plan are intended to qualify for the exemption. Grants of restricted shares or stock units under our 2007 Equity Incentive Plan may qualify for the exemption if vesting is contingent on the attainment of objectives based on the performance criteria set forth in the plan and if certain other requirements are satisfied. Grants of restricted shares or stock units that vest solely on the basis of service cannot qualify for the exemption. Our current cash incentive plan is not designed to qualify for the exemption. To maintain flexibility in compensating officers in a manner designed to promote varying corporate goals, our Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although tax deductions for some amounts that we pay to our named executive officers as compensation may be limited by section 162(m), that limitation does not result in the current payment of increased federal income taxes by us due to our significant net operating loss carryforwards. Our Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards to exceed the limitation under section 162(m) if it determines that action is appropriate and in our best interests.

Change in Control and Termination Arrangements

Our named executive officers have entered into agreements with us that provide them with additional benefits and vesting acceleration in the event that DemandTec is subject to a change in control or in the event that their employment is terminated without cause. See “Employment Agreements and Offer Letters” below. The change in control provisions are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change in control of DemandTec. In addition, those provisions are intended to align executive and stockholder interests by enabling an executive officer to consider a corporate transaction that is in the best interests of the stockholders and other constituents of DemandTec without undue concern about whether the transaction may jeopardize the officer’s own employment. The change in control and termination arrangements were each individually negotiated with each named executive officer at the time of the commencement of his employment with the Company (with the exception of those for Mr. Phelps), in each case while we were a privately-held company. Mr. Phelps’ termination without cause provision was added, and his change in control provision was amended, in fiscal 2009, in order to equitably align his rights in the event of a change in control or a termination without cause with those of our other named executive officers. Commencing with fiscal 2009, new equity grants to our named executive officers contain only double-trigger change in control provisions.

Separation Agreement

When Mr. Crouch’s employment with the Company terminated on April 30, 2008, we entered into a severance agreement with him in exchange for a release of claims, pursuant to which we agreed to continue paying his base salary for four months and to reimburse his health insurance premiums under COBRA for four months. In addition, we accelerated the vesting of 15,000 performance stock units held by Mr. Crouch and extended the post-termination exercise period of his outstanding vested options from three months to six months.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Linda Fayne Levinson
Ronald R. Baker
Victor L. Lund

Fiscal 2009 Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our principal executive officer, our principal financial officer, one other current executive officer, and one former executive officer whose total compensation in fiscal year 2009 exceeded $100,000. We refer to these executive officers as our “named executive officers.”

						Non-Equity
	Fiscal			Stock	Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards(1)	Compensation(2)	Compensation(3)	Total

Daniel R. Fishback	2009	$450,000	$—	$914,559	$153,838	$450,000	$384	$1,968,781
President and Chief	2008	450,000	—	—	161,503	250,000	324	861,827
Executive Officer	2007	450,000	185,000	—	68,437	—	—	703,437
Mark A. Culhane	2009	350,000	—	558,372	67,624	235,000	384	1,211,380
Executive Vice President	2008	350,000	—	200,156	70,442	175,000	324	795,922
and Chief Financial Officer	2007	350,000	158,000	—	29,022	—	—	537,022
William R. Phelps(4)	2009	300,000	—	633,311	388,394	200,000	384	1,522,089
Executive Vice President	2008	158,654	—	320,249	177,403	78,998	228	735,532
and Chief Customer Officer	2007	—	—	—	—	—	—	—
John C. Crouch(5)	2009	37,500	—	293,306	424	—	105,141	436,371
Former Senior Vice	2008	225,000	—	320,249	5,060	225,000	306	775,615
President, Worldwide Sales	2007	200,000	—	—	6,635	568,400	—	775,035

(1)	Amounts reflect the total compensation expense calculated in accordance with SFAS No. 123R under the prospective transition method. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on April 24, 2009 for a discussion of all assumptions we made in determining the compensation expense of our equity awards.

(2)	The amounts in this column represent incentive payments under our Management Cash Incentive Plan for fiscal years 2008 and 2009 and under our 2007 Executive Management Team Compensation Plan for fiscal 2007.

(3)	The amounts in this column represent the value of life insurance premiums that we paid on behalf of the named executive officer. In addition, the amount listed in this column for Mr. Crouch includes a payment related to accrued but unused vacation of $24,446, a severance payment of $75,000 and COBRA premium reimbursements of $5,631 associated with the termination of his employment with the Company as of April 30, 2008.

(4)	Mr. Phelps’ employment with us started on June 18, 2007.

(5)	Mr. Crouch’s employment with us ended effective April 30, 2008.

As required by the rules of the SEC, we note that “salary,” “bonus” and “non-equity incentive plan compensation” accounted for the following percentages of the “total” compensation of our named executive officers for fiscal year 2009:

			Non-Equity Incentive
Name	Salary	Bonus	Plan Compensation

Daniel R. Fishback	23%	0%	23%
Mark A. Culhane	29%	0%	19%
William R. Phelps	20%	0%	13%
John C. Crouch	9%	0%	0%

Fiscal 2009 Grants of Plan-Based Awards

The following table sets forth information regarding each plan-based award granted to our named executive officers during fiscal 2009.

								All
								Other	All
								Stock	Other		Grant
								Awards:	Option		Date
								Number of	Awards:	Exercise	Fair
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Shares of	Number of	Price of	Value of
		Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock or	Securities	Option	Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Underlying	Awards(4)	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	(2)(#)	Options(3)(#)	($/Sh.)	Awards(5)

Daniel R. Fishback	3/4/2008	112,500	450,000	675,000	20,000	160,000	160,000	60,000	—	—	$2,281,400
Mark A. Culhane	3/4/2008	58,750	235,000	352,500	—	—	—	50,000	—	—	518,500
William R. Phelps	3/4/2008	50,000	200,000	300,000	—	—	—	15,000	150,000	10.37	701,250
John C. Crouch	3/4/2008	67,500	250,000	—	—	—	—	10,000	—	—	103,700

(1)	The amounts in the “Target” column represent target payments under our Management Cash Incentive Plan for fiscal 2009. For each individual, the bonus was determined based on a bookings objective (50% weighting) and a non-GAAP operating margin objective (50% weighting).

(2)	The amounts in these columns represent grants of stock units under our 2007 Equity Incentive Plan. For a description of the vesting conditions applicable to the units held by our named executive officers, please see the section entitled “Stock Units” under “Compensation Discussion and Analysis” above.

(3)	The amount in this column represents options granted under our 2007 Equity Incentive Plan. The options vest as to 12.5% of the total shares when the optionee completes six months of continuous service following the grant date and in equal monthly installments over the next 42 months when the optionee completes each subsequent month of continuous service. For a description of the vesting acceleration provisions applicable to the options held by our named executive officers, please see the section titled “Employment Agreements and Offer Letters” below.

(4)	The amount in this column represents the closing price of our common stock as quoted by the Nasdaq Global Market on the date of grant.

(5)	The amounts in this column represent the aggregate grant date fair value of the awards, computed in accordance with SFAS No. 123R. See Note 1 of the notes to our consolidated financial statements contained in our Annual Report on Form 10-K filed on April 24, 2009 for a discussion of all assumptions we made in determining the grant date fair value of our equity awards.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth information regarding the number of unexercised options and the number of stock awards held by each of our named executive officers as of February 28, 2009.

The options granted to all of our named executive officers prior to January 2006 are immediately exercisable for unvested as well as vested shares. If an optionee exercises an option to purchase unvested shares, we may repurchase the remaining unvested shares at the exercise price if the optionee’s service terminates for any reason before such shares vest. Optionees may wish to exercise an option before the underlying shares vest in order to make an election under Section 83(b) of the Internal Revenue Code and obtain capital gain treatment for any increase in the value of the shares that occurs after the option exercise. Beginning in January 2006, new option grants are exercisable only as they vest. The numbers reported in the “Number of Securities Underlying Unexercised Options” columns indicate the number of shares underlying unexercised options that were, respectively, vested and unvested as of February 28, 2009.

The column entitled “Number of Shares or Units of Stock That Have Not Vested” includes time-based restricted stock units for which the applicable service requirement has not been completed as of February 28, 2009. The column entitled “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” includes performance stock units for which the performance targets had not yet been attained as of February 28, 2009.

The vesting schedule applicable to each outstanding option and stock award is described in the footnotes to the table below. For a description of the vesting acceleration provisions applicable to the equity awards held by our named executive officers, please see the section titled “Employment Agreements and Offer Letters” below.

						Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
								Plan Awards:	Market or
							Market	Number of	Payout
	Option Awards						or Payout	Unearned	Value of
		Number of				Number of	Value of	Shares,	Unearned
		Securities				Shares or	Shares or	Units or	Shares,
		Underlying				Units of	Units of	Other	Units or
		Unexercised				Stock That	Stock That	Rights	Other Rights
	Vesting	Options(1)		Option	Option	Have Not	Have Not	That Have	That Have
	Commencement	Vested	Unvested	Exercise	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Date	(#)	(#)	Price	Date	(#)(2)	(2)	(#)(2)	(2)

Daniel R. Fishback	6/4/2001	296,666	—	$0.40	6/3/2011	—	$—	—	$—
	3/15/2002	350,000	—	1.00	5/20/2012	—	—	—	—
	3/1/2004	95,000	—	1.00	3/18/2014	—	—	—	—
	6/1/2004	110,000	—	1.30	7/22/2014	—	—	—	—
	9/1/2004	110,000	—	1.30	9/9/2014	—	—	—	—
	3/1/2005	200,728	4,272	1.30	2/10/2015	—	—	—	—
	12/2/2005	217,708	57,292	2.50	12/1/2015	—	—	—	—
	12/20/2006	176,042	148,958	3.80	12/19/2016	—	—	—	—
	—	—	—	—	—	60,000	441,600	160,000	1,177,600

Mark A. Culhane	3/15/2002	32,500	—	1.00	5/20/2012	—	—	—	—
	3/1/2003	75,000	—	1.00	3/20/2013	—	—	—	—
	3/1/2004	40,000	—	1.00	3/18/2014	—	—	—	—
	6/1/2004	40,000	—	1.30	7/22/2014	—	—	—	—
	9/1/2004	40,000	—	1.30	9/9/2014	—	—	—	—
	3/1/2005	83,228	1,772	1.30	2/10/2015	—	—	—	—
	12/2/2005	79,166	20,834	2.50	12/1/2015	—	—	—	—
	12/20/2006	81,250	68,750	3.80	12/19/2016	—	—	—	—
	—	—	—	—	—	50,000	368,000	43,750	322,000

William R. Phelps	6/18/2007	104,166	145,834	11.00	6/19/2017	—	—	—	—
	3/4/2008	34,375	115,625	10.37	3/3/2015	—	—	—	—
	—	—	—	—	—	15,000	110,400	70,000	515,200

John C. Crouch	—	—	—	—	—	—	—	—	—

(footnotes on next page)

(1)	All options vest with respect to 12.5% of the total shares six months after the date set forth in the “Vesting Commencement Date” column and in equal monthly installments over the next 42 months, subject to the optionee’s continuous service.

(2)	Performance stock units vest first on the basis of performance milestones and then on the basis of a length of service requirement, and time-based restricted stock units vest solely on the basis of a length of service requirement. Please see the discussion of performance stock units and time-based restricted stock units under the section titled “Compensation Discussion and Analysis — Elements of Executive Compensation” for a description of the vesting conditions associated with the units. The numbers shown in the table assume that 100% of the performance targets applicable to outstanding performance stock units will be attained. The values shown in the table are based on the closing price of our common stock on the Nasdaq Global Market of $7.36 on February 27, 2009.

Option Exercises and Stock Vested During Fiscal 2009

The following table reflects option exercises and stock units that vested for each of our named executive officers during fiscal year 2009. The numbers reported in the column titled “Value Realized on Vesting” under the heading “Stock Awards” are based on the market price of our common stock at the time of vesting of those shares.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)

Daniel R. Fishback	152,709	1,568,367	—	—
Mark A. Culhane	—	—	18,750	161,344
William R. Phelps	—	—	30,000	258,150
John C. Crouch	268,235	2,230,595	15,000	133,200

Employment Agreements and Offer Letters

Daniel R. Fishback.  We entered into a letter agreement with Mr. Fishback in June 2001 and supplemented that agreement in December 2005. Mr. Fishback’s salary and variable compensation target are determined each year by our Compensation Committee. If we terminate Mr. Fishback’s employment without cause at any time or if he is subject to a constructive termination within 12 months after a change in control, he is entitled to a lump sum payment equal to six months of his base salary at the rate in effect at the time of termination. In addition, he is entitled to reimbursement of his premiums for medical and dental insurance coverage under COBRA or to continued coverage under our medical, dental, life and disability insurance programs, in either case for six months after the date of termination. If we terminate Mr. Fishback’s employment without cause, the vested portion of his outstanding stock options will be calculated as if he had completed an additional six months of service. If we are subject to a change in control, 50% of Mr. Fishback’s remaining unvested shares underlying his stock options will immediately vest. The balance of the unvested shares will vest in equal monthly installments over the 12 months following the change in control. If Mr. Fishback is subject to an actual termination without cause or constructive termination within 12 months after the change in control, all of his unvested shares underlying his outstanding stock options and all of his outstanding unvested stock units will vest.

Mark A. Culhane.  We entered into a letter agreement with Mr. Culhane in July 2001 and supplemented that agreement in December 2005. Mr. Culhane’s salary and variable compensation target are determined each year by our Compensation Committee. If we terminate Mr. Culhane’s employment without cause at any time or if he is subject to a constructive termination within 12 months after a change in control, he is entitled to a lump sum payment equal to six months of his base salary at the rate in effect at the time of termination. In addition, he is entitled to reimbursement of his premiums for medical and dental insurance coverage under COBRA or to continued coverage under our medical, dental, life and disability insurance programs, in either case for six months after the date of termination. If we terminate Mr. Culhane’s employment without cause, the vested portion of his outstanding stock options and of the performance stock units granted in August 2007 will be calculated as if he had completed an additional six months of service. If we are subject to a change in control, the following percentage of Mr. Culhane’s remaining unvested shares underlying his stock options and the August 2007 performance stock units will immediately vest:

Percentage of
Unvested Shares
Year in which Change in Control Occurs Following Date of Grant:	Accelerated:

Year 1	50%
Year 2	66.66%
Year 3	75%
Year 4	100%

The balance of the unvested shares will vest in equal monthly installments over the 12 months following the change in control. If Mr. Culhane is subject to an actual termination without cause or constructive termination within 12 months after the change in control, all of the unvested shares underlying his outstanding stock options and all of his outstanding unvested stock units will vest.

William R. Phelps.  We entered into a letter agreement with Mr. Phelps in May 2007 and supplemented that agreement in December 2008. Mr. Phelps’ salary and variable compensation target are determined each year by our Compensation Committee. If we terminate Mr. Phelps’ employment without cause at any time or if he is subject to a constructive termination within 12 months after a change in control, he is entitled to a lump sum payment equal to six months of his base salary at the rate in effect at the time of termination. In addition, he is entitled to reimbursement of his premiums for medical and dental insurance coverage under COBRA or to continued coverage under our medical, dental, life and disability insurance programs, in either case for six months after the date of termination. If we are subject to a change in control and Mr. Phelps is subject to an actual or constructive termination within 12 months after the change in control, then he is entitled to (a) accelerated vesting of 50% of his remaining unvested options, (b) accelerated vesting of 50% of his remaining unvested performance stock units granted in August 2007 and restricted stock units granted in March 2008, and (c) accelerated vesting of all of his remaining unvested performance stock units granted in May 2009.

John C. Crouch.  We entered into a letter agreement with Mr. Crouch in November 2003. Mr. Crouch’s salary and variable compensation target were determined each year by our Compensation Committee. Under the agreement, his severance benefits expired on November 17, 2007. However, when Mr. Crouch’s employment with the Company terminated on April 30, 2008, we entered into a severance agreement with him pursuant to which we agreed to continue paying his base salary for four months and to reimburse his health insurance premiums under COBRA for four months in exchange for a release of claims. In addition, we accelerated the vesting of 15,000 performance stock units held by Mr. Crouch and extended the post-termination exercise period of his outstanding vested options from three months to six months.

The letter agreements described above do not impose material conditions on the receipt of benefits, other than the execution of a release of claims. For example, the agreements do not include non-competition covenants.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits upon termination of our named executive officers’ employment before or after a change in control of DemandTec, as if each officer’s employment terminated as of February 28, 2009. For purposes of valuing the severance and vacation payments in the table below, we used each officer’s base salary rate in effect on February 28, 2009, and the number of accrued but unused vacation days on February 28, 2009.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change in control, if applicable, occurred and the officer’s employment terminated on February 28, 2009. The closing price per share of our common stock on February 27, 2009, the last trading day prior to the end of the fiscal year, was $7.36. The value of the option vesting acceleration was calculated by multiplying the number of accelerated unvested shares subject to each option by the difference between the closing price per share of our common stock as of February 27, 2009, and the exercise price per share of the option. The value of the stock unit vesting acceleration was calculated by multiplying the number of accelerated unvested shares by the closing price per share of our common stock as of February 27, 2009.

In the case of Mr. Crouch, the table describes the actual payments and benefits that he received upon the termination of his employment.

			Termination		Termination
		Voluntary	Without Cause		Without	Constructive
		Resignation or	Prior to		Cause After	Termination After
		Termination for	Change in	Change in	Change in	Change in
Name	Benefit	Cause	Control	Control	Control	Control

Daniel R. Fishback	Severance	$—	$225,000	$—	$225,000	$225,000
	Option Acceleration	—	337,576	417,309	834,618	834,618
	Stock Unit Acceleration	—	—	1,177,600	1,619,200	1,619,200
	COBRA Premiums	—	8,446	—	8,446	8,446
	Vacation Payout	16,023	16,023	—	16,023	16,023
	Total Value	16,023	587,045	1,594,909	2,703,287	2,703,287
Mark A. Culhane	Severance	—	175,000	—	175,000	175,000
	Option Acceleration	—	138,238	295,554	356,742	356,742
	Stock Unit Acceleration	—	161,000	322,000	690,000	690,000
	COBRA Premiums	—	8,446	—	8,446	8,446
	Vacation Payout	35,337	35,337	—	35,337	35,337
	Total Value	35,337	518,021	617,554	1,265,525	1,265,525
William R. Phelps	Severance	—	150,000	—	150,000	150,000
	Option Acceleration	—	—	—	—	—
	Stock Unit Acceleration	—	—	515,200	699,200	699,200
	COBRA Premiums	—	8,446	—	8,446	8,446
	Vacation Payout	7,109	7,109	—	7,109	7,109
	Total Value	7,109	165,555	515,200	864,755	864,755
John C. Crouch	Severance	—	75,000	—	—	—
	Option Acceleration	—	—	—	—	—
	Stock Unit Acceleration	—	110,400	—	—	—
	COBRA Premiums	—	5,631	—	—	—
	Vacation Payout	—	24,446	—	—	—
	Total Value	—	215,477	—	—	—

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information as of February 28, 2009 with respect to shares of common stock that may be issued under our existing equity compensation plans.

(c)
	(a)		(b)	Number of Securities
	Number of Securities		Weighted-Average	Remaining Available for
	to be Issued Upon		Exercise Price of	Future Issuance Under
	Exercise of		Outstanding	Equity Compensation
	Outstanding Options,		Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights (1)	Reflected in Column (a))

Equity compensation plans approved by security holders	8,909,806	(2)	$5.20	1,215,597	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	8,909,806		$5.20	1,215,597

(1)	The weighted average exercise price is calculated based solely on outstanding options.

(2)	Includes options and rights to acquire shares outstanding under our 1999 Equity Incentive Plan and 2007 Equity Incentive Plan.

(3)	Represents 603,586 shares available for issuance under our 2007 Equity Incentive Plan and 612,011 shares available for issuance under our 2007 Employee Stock Purchase Plan.

TRANSACTIONS WITH RELATED PERSONS

Other than the compensation arrangements with directors and executive officers, there have been no transactions since March 1, 2008 (and there are no currently proposed transactions) in which:

•	we have been or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements

In connection with our initial public offering and thereafter, we entered into an indemnification agreement with each of our directors and executive officers and certain other key employees. The agreement provides that we will indemnify him or her against any and all expenses that he or she incurs because of his or her status as one of our directors, executive officers or key employees to the fullest extent permitted by Delaware law, our restated certificate of incorporation and our amended and restated bylaws, except in a proceeding initiated by that person without the approval of our board of directors. In addition, the agreement provides that, to the fullest extent permitted by Delaware law, we will advance all expenses incurred by him or her in connection with a legal proceeding.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors adopted certain written policies and procedures with respect to related person transactions on May 22, 2007. These policies and procedures require that certain transactions, subject to specified exceptions and other than one that involves compensation, between us and any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, be consummated only if (i) approved or ratified by our Audit Committee and only if the terms of the transaction are comparable to those that could be obtained in arms-length dealings with an unrelated third party or (ii) approved by the disinterested members of our board of directors. Our policies and procedures with respect to related person transactions also apply to certain charitable contributions by us or our executive officers and to the hiring of any members of the immediate family of any of our directors or executive officers as our permanent full-time employees. Our Compensation Committee is also required to approve any transaction that involves compensation to our directors and executive officers.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

A number of brokers with account holders who are DemandTec, Inc. stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to DemandTec, Inc., 1 Circle Star Way, Suite 200, San Carlos, CA 94070, Attn: Corporate Secretary, or call (650) 226-4600. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Michael J. McAdam
General Counsel and Corporate Secretary

June 26, 2009

DemandTec, Inc.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, August 5, 2009
11:00 a.m.
DemandTec’s Corporate Headquarters
1 Circle Star Way San Carlos, CA 94070
DemandTec, Inc.
San Carlos, CA 94070 DemandTec, Inc. 1 Circle Star Way
proxy
This proxy is solicited by the Board of Directors for use at the Annual Meeting on August 5, 2009.
The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.
By signing the proxy, you revoke all prior proxies and appoint Daniel R. Fishback and Mark A. Culhane, and each of them, with full power of substitution, as proxies and attorneys-in-fact and hereby authorize them to represent and vote your shares of DemandTec Common Stock on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
See reverse for voting instructions.

ADDRESS BLOCK
COMPANY #
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET — www.eproxy.com/dman Use the Internet to vote your proxy until 11:59 p.m. (CT) on August 4, 2009.
PHONE — 1-800-560-1965
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 4, 2009.
MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.
IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS
The Proxy Statement and Annual Report on Form 10-K are available at https://materials.proxyvote.com/24802R.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
Please detach here
The Board of Directors Recommends a Vote FOR Items 1 and 2.
1. Election of directors:
1 Victor L. Lund
2 Joshua W. R. Pickus
FOR all nominees (except as marked)
WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2. To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending February 28, 2010.
For Against Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
Address Change? Mark Box Indicate changes below:
Date
Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.